UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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OFFICE DEPOT, INC.

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Commencing on April 14, 2014, Office Depot, Inc. sent the following communication to certain of its shareholders.

Dear Shareholder:

At the 2014 Annual Meeting of Shareholders of Office Depot, Inc. (“Office Depot” or the “Company”), shareholders will cast an advisory vote with respect to the compensation of our named executive officers (also known as “say-on-pay”). For the reasons discussed below, our Board of Directors urges you to vote FOR the say-on-pay proposal.

•	Fiscal 2013 was an extraordinary and exceptional year for the Company and the successful completion of our merger with OfficeMax depended on the continuity and leadership of our executive management team.

•	As a result of the merger with OfficeMax on November 5, 2013, we became a company with pro-forma annual sales of approximately $17 billion, a combined market capitalization of over $2 billion and over 60,000 associates on a global basis. Shortly after the completion of the merger, we appointed a new Chairman and Chief Executive Officer and a new Chief Financial Officer to take on the critical challenges associated with building the executive management team of the combined company and leading Office Depot through crucial steps in the post-merger integration process, among other things. Our future depends on the success of our integration process and the leadership of our post-merger management team, led by Mr. Roland Smith, our new Chairman and Chief Executive Officer.

•	We urge shareholders to consider our 2013 compensation decisions in the context of our transformative merger and its associated challenges. The Company’s successful completion of the merger with OfficeMax was critically dependent upon the extraordinary, combined efforts of the former Chief Executive Officers and Chief Financial Officers of both Office Depot and OfficeMax as well as members of both companies’ veteran executive teams. Our 2013 compensation decisions were focused on three primary objectives: (1) retaining key executives during the period when it was uncertain that the Company would receive regulatory approval for the merger; (2) maintaining their focus on both the successful completion of the merger and execution of both companies’ budgeted financial goals, and (3) have a new CEO in place immediately upon the consummation of the merger in order to capture synergies and implement strategies for growth.

•

Shareholder advisory firms have recommended our investors vote against our say-on-pay proposal based on concerns related primarily to compensation actions taken in relation to the merger in support of the above objectives. These vote recommendations and the accompanying criticisms fail to recognize the critical importance of providing continuity and stability of management for the combined Company and avoiding distraction at the time of a transformative change in the Company. The notion that the Company should treat similarly situated employees of Office Depot differently than employees of OfficeMax was simply not practical as disparate treatment of key members of the new, integrated management team would have been a distraction from the collective effort needed to successfully consummate the merger and capture its associated benefits. Rather, the Compensation Committee of the Board of Directors (the “Compensation Committee”) at that time was focused on the importance of the completion of the merger to the future of the Company and the positive impact of the merger on the Company’s shareholder value.

•	The significant events of 2013 also had a transformational impact on the composition of our Board of Directors. The Board of Directors of Office Depot now consists of almost all “New Directors,” with only one out of eleven Directors continuing from the previous Board of the stand-alone Office Depot Board a year ago. All members of the Compensation Committee, including the Chair of the Committee, are New Directors. The new Board and the new Committee, along with the new management team, are fully committed to developing compensation policies promoting pay-for-performance.

•	Our 2014 compensation program will emphasize and strengthen our continued commitment to promoting our philosophy of pay-for-performance. After the filing of our proxy statement, our Compensation Committee established performance metrics for both the 2014 short-term incentive program, which is structured in the form of an annual cash bonus, and the 2014 long-term incentive program, which is structured in equal parts performance stock units and time-based restricted stock units. Both the short-term and long-term incentive programs for 2014 are designed to promote pay-for-performance, align named executive officers’ compensation with the overall performance of the Company, and create commonality of interest between the management team and shareholders.

•	2014 Annual Cash Bonus

•	For 2014, the Compensation Committee selected 2014 Adjusted Operating Income as the financial goal to determine performance achievement under the Annual Cash Bonus. The use of Adjusted Operating Income recognizes that operating income is a top-line measure of our financial performance for the year. The Compensation Committee determined that the Adjusted Operating Income target was the most comprehensive metric by which to assess 2014 Company performance. This metric was selected because it simultaneously focuses management on capitalizing on cost synergies from the merger and increasing sales and margins. Operating income may be adjusted to exclude the impact, either positive or negative, of extraordinary or unplanned items based on the review by the Finance Committee of the Board of Directors (the “Finance Committee”) and the Finance Committee’s determination that such items are in fact extraordinary or unplanned.

•	2014 Long-Term Incentive Program – Our 2014 Long-Term Incentive Program is designed to promote pay-for-performance and retention of our named executive officers. The 2014 Long-Term Incentive Program consists of the following:

•	50% performance stock units based on the achievement of a three-year cumulative Adjusted Operating Income number excluding extraordinary or unplanned items. The Compensation Committee selected Adjusted Operating Income for the fiscal 2014 through 2016 performance period because the Committee felt strongly that this metric is the most comprehensive way to evaluate the Company’s performance after the merger. This portion of the 2014 Long-Term Incentive Program, to the extent earned, will cliff vest 100% on the third anniversary of the March 28, 2014 grant date; provided that, each NEO remains continuously employed until such date.

•	50% time-vested restricted stock units with three-year pro-rata vesting on each anniversary of the grant date if the NEO remains continuously employed until such date.

•	The compensation arrangements for our new Chief Executive Officer recognize his critical role in the success of the combined company.

•

In the transition period following the merger, the Chief Executive Officer must work quickly to perform the crucial functions of building a new, talented executive leadership team and integrating two companies’ organizations, processes and systems. Integration activities that the Chief Executive Officer will oversee over the next several years include harmonizing brands, product and vendor selections, system integration, store formats and supply chain integration. Recognizing the need to quickly jump start this process, Mr. Smith accomplished several significant goals within the first 100 days of his tenure, all of which served as an important foundation and generated meaningful momentum for this integration process. Namely, Mr. Smith: (i) selected new headquarters in Boca Raton, Florida on December 10, 2013, after evaluating factors such as tax implications, government incentives and relocation costs; (ii) established a new executive committee and broader leadership team by December 18, 2013, which includes members of both legacy companies as well as members from outside the organization; (iii)

established twelve critical company priorities by January 27, 2014, which include strategies to drive growth, productivity and efficiencies, on which the Company will focus for the 2014 fiscal year; (iv) completed an organization-wide assessment of the Company’s cost structure and confirmed to investors by February 20, 2014 the expected run-rate synergy savings of at least $600 million by 2016; and (v) redesigned the organization of the Company and completed the comprehensive restructuring by February 28, 2014. Without Mr. Smith’s timely and decisive actions, the Company would not have been able to achieve the reorganization milestones that it did in these first few months of the integration.

•	Retention bonus awards made to Mr. Allison and Ms. O’Connor in 2013 are unique to the merger, and the Company remains committed to utilizing performance-based compensation in its executive compensation programs.

•	The merger represents a unique, one-time event in the history of Office Depot, and retention decisions made in that context do not reflect the going forward compensation philosophy of the Company. Office Depot has a long history of utilizing short-term and long-term performance-based compensation in our executive compensation program. That commitment has not changed and is reflected in the design of our 2014 compensation program.

•	Retention awards made to certain key Office Depot executives prior to the merger acknowledged the exceptional efforts made by these individuals to drive the successful and timely completion of the merger and subsequent integration process. These awards also recognized the criticality of the continued employment of certain executives after the merger to the successful integration of the two companies. Mr. Allison, who is eligible to receive a retention award equal to $500,000, currently serves as Executive Vice President and Chief People Officer, and Ms. O’Connor, who is eligible to receive retention awards totaling $475,000, currently serves as Senior Vice President of Integration. Lack of continuity in these leadership positions would have posed significant challenges to the Company at a time when the rest of the leadership and the headquarter locations were in flux. The successful retention of Mr. Allison and Ms. O’Connor have been instrumental in leading our organizational transformation and providing continuity in strategy.

In light of the foregoing, we ask that you support the recommendation of our Board of Directors and cast an advisory vote FOR the proposal to approve the compensation of our named executive officers. If you have already cast a vote against the proposal, we urge you to reconsider that determination in light of the discussion above, and submit a new vote in favor of the proposal.

Office Depot has retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor in conjunction with the annual meeting. Innisfree may assist us in soliciting proxies by telephone and by other means. We anticipate paying Innisfree a fee not to exceed $20,000 plus reasonable out-of-pocket expenses for proxy solicitation services.

Thank you for your consideration.

Sincerely,

Office Depot, Inc.